Exhibit 21

Subsidiaries

Waccamaw Bank
(a North Carolina chartered banking corporation)

Waccamaw Statutory Trust I
(a Connecticut statutory trust)

Waccamaw Statutory Trust II
(a Delaware statutory trust)